EXHIBIT 4.4 Mr. Jutras Consulting Agreement

CONSULTING AGREEMENT

THIS AGREEMENT made as of the 1st day of January, 2004.

BETWEEN:

TYLER RESOURCES INC., a corporation having an office at Suite 500, 926 - 5th Avenue S.W., Calgary, Alberta, T2P 0N7

(hereinafter called the "Company")

OF THE FIRST PART

AND:

Jean-Pierre Jutras, a consultant of Alberta Limited #635280 at 2808 – 7th Ave. N.W., Calgary, Alberta, T2N 1A9

(hereinafter called the "Consultant")

OF THE SECOND PART

WHEREAS:

A.

The Consultant wishes to and has the ability to assist the Company, inter alia, in: (i) identifying, evaluating and acquiring interests in mineral properties and (ii) developing strategies for the evolution of the Company into an international mining enterprise and (iii) conducting exploration in Canada and internationally.

B.

The Company wishes to retain the Consultant to perform various consulting services to assist the Company with the acquisition of an interest in and the identification, evaluation and acquisition of mineral property interests, and in the exploration of mineral properties in Canada and internationally;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and of the mutual covenants and agreement hereinafter set out, the parties hereto agree as follows:

1.

Relationship and Duties

1.1

At the request of the Company, the Consultant will consult with and advise the Company regarding the following matters:

(a)

the possible acquisition by the Company of an interest in Properties;

(b)

the identification, evaluation and possible acquisition of additional property acquisitions;

(c)

the exploration and development of mineral properties.

1.2

If and to the extent that the Company so requests, the Consultant will, in furtherance of the matters set out in Section 1.1 above, also do the following:

(a)

perform, or arrange to be performed, due diligence on Properties to be acquired and evaluate the proposed disposition of Properties previously acquired; and

(b)

engage and supervise consultants and advisors to ensure a proper evaluation of Properties and to assist in the completion of the transactions related to the acquisition of Properties.

(c)

conduct exploration on Properties.

(d)

such other matters as may be reasonably required by the Company.

Sections 1.1 and 1.2 collectively referred to as the “Services”.

1.3

The Consultant, in providing the services specified in this will use all reasonable efforts to further the interests of the Company, and shall devote as much time as is reasonably necessary.

1.4

The Consultant understands and agrees that:

(a)

he has no authority and is not authorized to enter into any arrangements, commitments or agreements on behalf of the Company without the Company's proper written consent; and

(b)

the Company is not bound to proceed with any potential acquisition and any decision to proceed with an acquisition, including determination of the terms and conditions of such acquisition, shall be at the Company's sole discretion and election.

1.5

In exercising his duties under this Agreement, the Consultant shall only be required to exercise his best business judgment and shall not be held liable for any act performed pursuant hereto unless such act constitutes fraud or gross negligence.

2.

Non-Exclusivity

2.1

The consultant may provide consulting services to any other person to the extent that such person does not compete with the Company in any Competitive Business.

3.

Non-Competition

3.1

As and from the date hereof and for a period of 3 (three) months following the date hereof, the Consultant will not, directly or indirectly

(a)

in sole proprietorship,

(b)

in any partnership,

(c)

as the owner of more than 10% of the shares of any class of any corporation engaged in a Competitive Business,

(d)

as an employee,

(e)

as a consultant or advisor,

(f)

as an officer or director,

(g)

by means of a trust,

engage in or carry on the business mining exploration and development (each a "Competitive Business") within 20 km of any property of the company without their full knowledge and approval.

3.2

The Consultant agrees and acknowledges that all the restrictions in this Agreement are reasonable for the protection of legitimate business interest and proprietary rights of the Company and third parties with whom the Company may deal and hereby waives all defences to the strict enforcement thereof.

3.3

The provisions hereof and the rights and remedies conferred hereunder upon the Company are in addition to, and nor in substitution for, nor will they, in any way limit any other right or remedy as may be available to the Company at law or in equity.

4.

Term of Agreement

4.1                     This Agreement will commence on the date of signing of this Agreement and may be terminated  upon six months’ notice in writing which may be given by the Company to the Consultant or by the Consultant to the Company.

4.1

  In the event that this contract should be terminated, other than for just cause in particular due to the takeover of the Company, the consultant shall be eligible to receive the equivalent in consulting fees of the aggregate of the prior twelve months’ billings as compensation for termination.

5.

Remuneration

5.1

In consideration of the services to be performed by the Consultant hereunder the Company will pay the Consultant a fee of $CDN 475.00 per day.

5.2

The Company shall pay to the Consultant the amount of any goods and services tax (to the extent applicable, if any) on the Fee and the Consultant shall remit such tax to the appropriate taxation authorities in accordance with such laws and obtain and maintain all required registrations thereunder in order to collect such tax.  The Consultant shall provide to the Company its goods and services tax registration number.

6.

Expenses

6.1

If in connection with the services to be provided pursuant to this Agreement, the Company requires the Consultant to travel extensively, the Company agrees to pay the Consultant's round-trip airfare and to reimburse the Consultant for out-of-pocket expenses actually, reasonably and properly incurred by the Consultant.  Such expenses will be reimbursed within 15 calendar days of the receipt by the Company of documented expense reimbursement claims from the Consultant.

6.2

The Consultant shall be reimbursed for all other out-of-pocket expenses for which the Consultant has received the Company's prior written authorization and which are actually, reasonably and properly incurred by the Consultant in connection with the services provided pursuant to this Agreement.

6.3

For all expenses, the Consultant shall furnish to the Company receipts, statements and vouchers as and when required by the Company.

7.

Representations of Consultant

7.1

The Consultant represents that he possesses the technical, business and management expertise to perform the services required and that he is knowledgeable about the business and affairs of the Company.

8.

Independent Contractor

8.1

Both the Company and the Consultant agree that the Consultant will act as an independent contractor in the performance of his duties under this Agreement.  Accordingly, the Consultant shall be responsible for payment of all taxes or business license fees arising out of the Consultant's activities in accordance with this Agreement.

9.

Confidential Information

9.1

The Consultant agrees that any information received by the Consultant during any furtherance of his obligations in accordance with this Agreement, which concerns the affairs of the Company or the Properties shall be deemed to be confidential information, will be treated by the Consultant in full confidence and will not be revealed to any other persons or entities, except as otherwise authorized by the Company, and the Consultant further agrees to enter into confidentiality agreements for this purpose with the Company.

10.

Notice

10.1

Any notice required or permitted to be given hereunder shall be given by personal delivery or be telecopier to the party for whom it is intended, addressed as follows:

(a)

To the Company at:

Suite 500, 926 - 5th Avenue S.W.

Calgary, Alberta

T2P 0N7

Attention:  James Devonshire or Barbara O'Neill

Telecopier No.:  (403) 266-2606

(b)

To the Consultant at:

2808 – 7th Ave. N.W.

Calgary, Alberta

T2N 1A9

Attention:   Jean-Pierre Jutras

Telecopier No.:  (403) 283-5782

Any notice given as aforesaid shall be deemed to have been given to the parties hereto if delivered, when delivered, or if telecopied, on the date of receipt of such telecopy.  Any party may from time to time by notice in writing change its address for the purpose of this subjection.

11.

Further Assurances

11.1

The parties hereto undertake to do, sign, execute and deliver such other things, deeds or documents accessory or useful for the purpose of giving full effect to this Agreement.

12.

Governing Law

12.1

This Agreement shall be deemed to have been made in and shall be construed in accordance with the law of the Province of Alberta.

13.

Enurement

13.1

This Agreement shall enure to the benefit of and be binding upon the heirs, executors, administrators and legal personal representatives of the Consultant and the successors and assigns of the Company.

14.

Entire Agreement

14.1

This Agreement constitutes the entire agreement between the parties hereto relating to the subject matter hereof and supersedes all prior discussions, commitments and other agreements.

15.

Illegality

15.1

Should any provision or provisions of this Agreement be illegal or not enforceable, it or they shall be considered separate and severable from this Agreement and its remaining provisions shall remain in force and be binding upon the parties hereto as though the provision or provisions had never been included.

16.

Time of the Essence

16.1

Time is of the essence of this Agreement.

IN WITNESS WHEREOF the parties hereto have duly executed this Agreement as of the date first above written.

TYLER RESOURCES INC.

“James Devonshire”

Per:

James Devonshire, CEO/Director

Jean-Pierre Jutras

“Jean Pierre Jutras”

“Barbara O’Neill”

Per:

Witness

635280 Alberta Ltd.

“Jean Pierre Jutras”

Per:

Jean Pierre Jutras, President